EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Trustee and Unitholders
Archstone-Smith Operating Trust:

We consent to the incorporation by reference in the registration statement No. 333-124163 (Form S-3) of Archstone-Smith Operating Trust of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Archstone-Smith Operating Trust and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, unitholders’ equity, other common unitholders’ interest and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Archstone-Smith Operating Trust.

(signed) KPMG LLP

Denver, Colorado
March 9, 2006